PROSPECTUS SUPPLEMENT NO. 2                     FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED AUGUST 10, 2000)              COMMISSION FILE NO. 333-42300

                                9,739,000 SHARES
                              TRICORD SYSTEMS INC.
                                  COMMON STOCK

                             -----------------------

         This Prospectus Supplement No. 2 (the "Supplement") supplements the prospectus dated August 10, 2000, as supplemented by Supplement No. 1 dated December 5, 2000 (the "Prospectus") relating to 9,739,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), of Tricord Systems, Inc. (the "Company"), that may be offered for sale for the account of certain stockholders of the Company, their respective pledgees, donees, transferees or other successors in interest, as stated therein under the heading "Plan of Distribution." This Supplement is being filed to update the table of Selling Stockholders in the Prospectus with respect to certain changes in beneficial ownership that have occurred since the date of the Prospectus. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. This Supplement is qualified by reference to the Prospectus except to the extent that the information contained herein supersedes the information contained in the Prospectus. All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

                              SELLING STOCKHOLDERS

         The table of Selling Stockholders in the Prospectus lists James Easterling as the beneficial owner of 181,000 shares of Common Stock, 170,000 of which were offered for sale pursuant to the Prospectus. On August 2, 2000, James Easterling made a non-sale transfer of these shares to Peregrine Ventures. Accordingly, the table of Selling Stockholders as it relates to the shares of Common Stock listed as held by James Easterling in the Prospectus is amended to reflect the foregoing as follows:

                                        Shares Beneficially Owned        Shares     Shares Beneficially Owned
Name and Address of                        Before the Offering            Being        After the Offering
Beneficial Owner                        Number          Percentage       Offered     Number        Percentage
----------------                       -------          ----------       -------    -------        ----------
Peregrine Ventures                     120,000             .5%           120,000       0                0%
     1800 St. James Place
     Suite 206
     Houston, TX 77056

James Easterling                        61,000            0.2%            50,000    11,000             0.1%
     1800 St. James Place
     Suite 206
     Houston, TX 77056





        THE DATE OF THIS PROSPECTUS SUPPLEMENT NO. 2 IS JANUARY 19, 2001